EXHIBIT 99.1

Press Release
LGI REPORTS FISCAL 2011 RESULTS
Full-Year Guidance Targets Achieved
Strong Operating Momentum Carrying into 2012
Targeting $1 Billion of Equity Repurchases this Year

Englewood, Colorado – February 22, 2012: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the year and the three months (“Q4”) ended December 31, 2011. Please note that our Australian business, Austar, has been reclassified to discontinued operations for all periods presented. Highlights for the full year compared to the same period for 2010 (unless noted), include:1

•	Organic RGU[2] additions increased 42% to 1.2 million

•	Revenue of $9.5 billion, representing rebased[3] growth of 5%

•	Operating Cash Flow (“OCF”)[4] of $4.5 billion, reflecting rebased growth of 5%

•	Operating income increased 30% to $1.8 billion

•	Adjusted Free Cash Flow (“Adjusted FCF”)[5] of $791 million, up 20%

Liberty Global’s President and CEO Mike Fries commented, “The operating momentum we exhibited throughout 2011 continued into the fourth quarter with 380,000 net RGU additions, and 1.2 million for the full year. Our broadband bundles are driving demand across our footprint, which is now over 90% upgraded to offer 100+ Mbps speeds. This demand propelled us to a record quarter in both broadband and telephony, as we added approximately 230,000 RGUs of each product in the fourth quarter.”
“Strong subscriber growth helped generate rebased revenue growth of 5% in the fourth quarter to $2.4 billion, while OCF also increased 5% on a rebased basis to $1.1 billion. For the full year, we generated revenue of $9.5 billion and OCF of $4.5 billion, reflecting rebased growth of 5% for both. We achieved or exceeded all of our operating guidance targets, including Adjusted Free Cash Flow, which grew 20% to $791 million. Looking ahead, we are optimistic regarding our growth prospects in 2012 given the strong RGU additions that we have seen so far this year.”
“We continued to opportunistically rebalance our geographic footprint into Europe and made significant strides toward this goal in 2011. The highlight was our December acquisition of KBW, the third largest cable operator in Germany. When combined with Unitymedia, Germany is now our largest single market and one of our fastest growing businesses. We also completed the acquisition of Poland’s fourth largest cable operator, Aster, which extended our market-leading position in that country. Finally, we announced the sale of our Australian pay-TV business, Austar, and we remain confident that the transaction will be completed this year.”
“Our balance sheet remains strong, with total liquidity6 of $3.5 billion at December 31, 2011, including cash of $1.7 billion. Following the KBW acquisition, our adjusted gross leverage7 of 4.9x was toward the high end of our 4 – 5x target range. After taking into account the capital market transactions we’ve completed this year, the average duration on our long-term debt is now seven years. In terms of our $1.0 billion stock repurchase target for 2011, we ended the year surpassing that goal8 by approximately $100 million. Even though our equity outperformed both our peer group and the broader market last year, we believe it remains attractively priced compared to its intrinsic value, and are targeting a further $1 billion of stock repurchases in calendar 2012.”

Acquisition of KBW

On December 15, 2011, we acquired Kabel BW Musketeer GmbH ("KBW Musketeer"), the indirect parent of Kabel BW GmbH (“KBW”), for total consideration before direct acquisition costs of approximately €3.42 billion ($4.44 billion at the transaction date), including €1.06 billion ($1.38 billion at the transaction date) in cash for all of the outstanding stock of KBW Musketeer and €2.35 billion ($3.06 billion at the transaction date) in net debt, including capitalized duct lease obligations, at the transaction date. From a financial and subscriber reporting perspective, KBW Musketeer is consolidated from the date of acquisition. For historical information of KBW Musketeer, please see page 17.

Subscriber Statistics

At December 31, 2011, we provided a total of 32.8 million subscription services (RGUs), consisting of 18.4 million video, 8.2 million broadband internet and 6.2 million telephony RGUs, to our 19.5 million unique customers. In 2011, we grew our RGU base by 21% or 5.8 million RGUs, including 4.6 million RGUs from acquisitions, primarily KBW in Germany and Aster in Poland, and 1.2 million RGUs from organic growth. Including acquisitions, our bundled customer base increased 27% to 8.1 million over the last twelve months, resulting in 41% of our customers subscribing to multiple services. As a result of our marketing emphasis, 84% of the increase in bundled customers was attributable to growth in our triple-play subscriptions.
In 2011, we added 1.2 million RGUs on an organic basis, including 380,000 in the fourth quarter. These figures reflect year-over-year growth of 42% and 20%, respectively, and represent our highest annual and quarterly additions since 2006. Geographically, our European business accounted for 90% of our full-year RGU additions, with our operations in western Europe9 adding 14% more RGUs than the prior year, driven by over 450,000 net adds in Germany alone, and significant year-over-year improvement in Switzerland and Ireland. Our Central and Eastern European (“CEE”) operations delivered full-year growth in net additions of 270%, led by Romania and, to a lesser extent, Hungary and Slovakia. Also, our Chilean operation more than doubled its 2010 subscriber gains, adding 113,000 RGUs in 2011.
In terms of our video business, we lost 307,000 customers in 2011, an 18% improvement compared to our video losses in the prior year. During the year, we continued to focus on upselling our analog video customers to digital, as we added 282,000 and 1.0 million digital cable subscribers for the three months and year ended December 31, 2011, respectively. We finished 2011 with a digital cable base of 8.2 million RGUs and digital penetration of 46%, up modestly from 44% at year-end 2010, due largely to the inclusion of the lower digital penetration10 of KBW, which was only 11% at the date of acquisition. Our continued emphasis on HD and DVR services11 has been an important factor in driving both digital penetration and video ARPU, and in 2011, we added an aggregate 1.1 million HD and/or DVR subscribers, expanding the penetration of our digital cable base to approximately 50%.
Broadband internet and telephony services remain the principal drivers of our organic subscriber growth and for both, our full-year results reflect record annual volumes. In 2011, we added 765,000 broadband internet subscribers (including 229,000 in Q4) and 734,000 telephony subscribers (including 230,000 in Q4). As compared to our full-year 2010 results, our broadband internet and telephony additions reflect growth of 15% and 35%, respectively. Our quarterly performance on telephony was even more impressive, as we grew 46% year-on-year on voice additions. Our results were largely a function of our ‘3.0’ bundles, which offer a superior consumer value proposition. As we approach 2012, we will look to continue capitalizing on our broadband speed advantage to gain market share.
Revenue

We reported consolidated revenue of $2.40 billion and $9.51 billion for the three months and year ended December 31, 2011, respectively. For the fourth quarter, we generated year-over-year revenue growth of 7%, resulting from a combination of organic growth and acquisitions, including the recent acquisitions of Aster and KBW. For 2011, our reported revenue growth was 14%, which was positively impacted by foreign currency movements (“FX”), as well as organic growth and acquisitions. Our organic growth in both periods was driven by our subscription business, with broadband internet our fastest growing product in 2011.

Adjusting for the impact of FX and acquisitions, we realized 5% year-over-year rebased revenue growth for both the three months and year ended December 31, 2011. From a quarterly perspective, our Q4 rebased growth was stronger than our Q3 rebased growth of 4%, fueled in part by our third and fourth quarter RGU additions, which totaled over 700,000 RGUs, a six-month record for us. Of particular note, our German operation reported rebased revenue growth of 9% in Q4, its best quarterly result of 2011. Turning to our annual performance, our European operations achieved year-over-year growth of 5% in 2011, with western Europe and CEE accounting for rebased revenue growth of 5% and 1%, respectively. Our fastest growing markets in 2011 were Ireland, Germany, and Poland, which delivered rebased revenue growth of 11%, 8%, and 8%, respectively.

Operating Cash Flow

For the three months and year ended December 31, 2011, our OCF increased 9% to $1.10 billion and 15% to $4.48 billion, respectively, as compared to the corresponding prior year periods. Adjusting for FX and acquisitions, we achieved rebased OCF growth of 5% for both the fourth quarter and the year ended December 31, 2011. For the full-year, our western European operations, which accounted for more than 80% of our consolidated OCF, generated rebased OCF growth of 7%, with our Irish, German and Dutch businesses growing 18%, 12%, and 7%, respectively. In addition, our Swiss operation demonstrated substantial improvement in 2011, posting rebased OCF growth of 4% as compared to 1% in 2010.

Meanwhile our collective cable operations in CEE posted flat rebased OCF growth for 2011, with solid results in Poland and Slovakia offset by those in Romania and the Czech Republic. Outside of Europe, our Chilean operation reported a 1% decline in rebased OCF growth, as our growth in Chile was depressed by costs related to our wireless project. Excluding these costs, LGI’s consolidated year-over-year rebased growth would have increased to 6% for the three months and year ended December 31, 2011.

Our consolidated OCF margins12 for the fourth quarter and year ended December 31, 2011 were 45.7% and 47.1%, respectively, reflecting year-over-year margin expansion of 90 and 70 basis points, respectively. On a full-year basis, our margin improvement was due in large part to our western European operations, which increased by 110 basis points to 54.7%, with Ireland, Germany, Switzerland and the Netherlands, each contributing year-over-year increases. This strong performance was tempered by OCF margin declines in our CEE operations by 80 basis points to 48.8% and in our Chilean operation by 270 basis points to 38.4%, reflecting the costs of our wireless project mentioned above. Our overall OCF margin performance was strong considering our 42% increase in organic subscriber growth in 2011.

Operating Income

For the three months and year ended December 31, 2011, our operating income increased 5% to $408 million and 30% to $1.8 billion, as compared to $387 million and $1.4 billion, respectively, for the three months and year ended December 31, 2010. The increase in both periods was driven in part by higher revenue and the operational leverage of our business, as we achieved year-over-year improvement in both our operating and selling, general and administrative costs measured as a percentage of revenue.

Net Earnings Attributable to LGI Stockholders

We reported a net loss attributable to LGI stockholders (“Net Loss”) of $435 million or $1.58 per diluted share and $773 million or $2.93 per diluted share for the three months and year ended December 31, 2011, respectively. This compares to net earnings attributable to LGI stockholders (“Net Earnings”) of $58 million or $0.22 per diluted share and $388 million or $1.54 per diluted share for the corresponding 2010 periods. The decline in our quarterly results is primarily due to the recognition of net tax expense during Q4 2011, as compared to a net tax benefit in Q4 2010. The decline in our full year 2011 results is primarily a function of a $1.4 billion gain that we recognized in 2010 in connection with the sale of our business in Japan.

Our diluted per share calculations utilized weighted average common shares of 276 million and 255 million for the three months ended December 31, 2011 and 2010, respectively, and 264 million and 253 million weighted average common shares for the year ended December 31, 2011 and 2010, respectively. Our weighted average diluted share count in 2011 increased as compared to 2010, largely as a result of shares that we issued during the first half of 2011 in connection with the retirement of certain convertible securities, partially offset by stock repurchases that we completed throughout 2011. As of February 16, 2012, we had 273 million shares outstanding, reflecting a modest decline from our 276 million shares outstanding at October 28, 2011.

Capital Expenditures and Free Cash Flow

For the year ended December 31, 2011, we reported capital expenditures of $1.9 billion as compared to $1.7 billion for the year ended December 31, 2010. Both of these amounts correspond to 20% of revenue for their respective periods. Excluding $69 million of capital expenditures that we incurred in 2011 in connection with our Chilean wireless project, our 2011 percentage would have fallen below 20%, a positive result considering the capital we spent to support the strong RGU growth that we achieved in 2011, particularly in Germany. As a result of our increasing focus on working capital efficiency in 2011, our capital expenditures benefitted from vendor financing arrangements totaling $101 million during the year. In terms of our overall capital spend in 2011, approximately 55% was attributable to customer premises equipment and scalable infrastructure, 27% pertained to line extensions and upgrade/rebuild activity, and the remaining 18% was largely related to support capital.

In terms of our Free Cash Flow (“FCF”), we generated $672 million in 2011, a 65% increase compared to $407 million in 2010. This growth was driven in part by a 28% increase in our net cash provided by operating activities of continuing operations, partially offset by the increase in capital expenditures described above. On an adjusted basis, which, among other items, excludes costs associated with our Chilean wireless project in 2011, we achieved Adjusted FCF of $791 million in 2011, a 20% improvement over our Adjusted FCF of $658 million in 2010. Our growth in both FCF and Adjusted FCF was positively impacted by year-over-year foreign currency movements. As we discuss in more detail on page 16, we have changed our definition of FCF to take into account payments on vendor financing arrangements and certain capital lease obligations.

Leverage and Liquidity

We had total debt13 of $24.8 billion and cash and cash equivalents of $1.7 billion at December 31, 2011. As compared to the third quarter of 2011, our reported debt position increased by $2.4 billion, largely reflecting the consolidation of debt associated with KBW (totaling $3.3 billion), offset in part by the exclusion of the debt associated with Austar and the impact of FX movements. Similarly, our cash position increased in the fourth quarter by approximately $275 million.

At year-end 2011, we had approximately $3.5 billion of consolidated liquidity, including consolidated cash of $1.7 billion, of which we held approximately $910 million at the parent level and $741 million at our operating subsidiaries. In addition, our consolidated liquidity includes $1.9 billion in aggregate borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities.14 Upon completion of Q4 compliance reporting, we would expect to be able to borrow approximately $833 million of our aggregate borrowing capacity.

During the fourth quarter and year-to-date in 2012, we have remained opportunistic with respect to the capital markets, as we have been active at our UPC credit group, completing three attractive refinancing transactions. We issued an aggregate of $1.5 billion in two new senior secured bonds with maturities of 2021 and 2022, respectively, and a $500 million new tranche under our UPC credit facility maturing in 2017. In addition, certain lenders under the UPC credit facility agreed to extend €536 million ($695 million) of commitments under Facility S (2016) into a new facility maturing in 2019. We expect to close this transaction shortly. In February 2012, we also completed a new €175 million ($227 million) credit facility tranche at Telenet maturing in 2018. As a result of the completed activity above and the consolidation of KBW’s capital structure, over 90% of our consolidated debt is due 2016 and beyond and our fully-swapped borrowing cost15 was approximately 8.0%.

With respect to our consolidated leverage ratios, we ended Q4 2011 with reported gross and net debt ratios of approximately 5.6x and 5.3x, respectively. After excluding the $1.2 billion loan that is backed by the shares we hold in Sumitomo Corporation and adjusting our OCF for a full quarter of KBW, our adjusted gross and net debt ratios decline to 4.9x and 4.5x, respectively. Our adjusted gross debt ratio increased as compared to our reported third quarter adjusted ratio, largely as a result of the inclusion of KBW, which has a higher leverage level than our consolidated average, and the exclusion of Austar, which has a lower leverage ratio.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of December 31, 2011, Liberty Global’s continuing businesses operated state-of-the-art networks serving 20 million customers across 13 countries principally located in Europe and Chile. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2012 outlook and future growth prospects, including our expectations for continued organic growth in subscribers, the penetration of our advanced services, and our ARPU per customer; our expectations with respect to pending dispositions; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectation with regard to the closing of our Facility S extension; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation home gateway device, our new online viewing service and our Chilean wireless service; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company's services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to obtain regulatory approval and satisfy the conditions necessary to close acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	1303.220.6693	Hanne Wolf	1303.220.6678
		Bert Holtkamp	3120.778.9800

_____________________________

1
On January 28, 2010, our indirect subsidiary Unitymedia GmbH (formerly UPC Germany GmbH) acquired 100% of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, we merged Old Unitymedia with Unitymedia GmbH (“Unitymedia”) and Unitymedia became the surviving corporation. References to Unitymedia in this release refer to Unitymedia and its predecessors and subsidiaries unless otherwise indicated. In addition, we closed down Unitymedia's arena segment effective September 30, 2010 and disposed of our interest in Jupiter Telecommunications Co., Ltd (“J:COM”) on February 18, 2010. Given our expectation that the pending disposition of Austar United Communications Limited (“Austar”) will be completed within the current year (2012), we also began accounting for Austar as a discontinued operation effective December 31, 2011. The results of operations, subscriber metrics and cash flows of Unitymedia's arena segment, J:COM and Austar have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations, unless otherwise indicated.

2
Please see page 22 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in the respective 2010 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2011 results and (ii) reflect the translation of our rebased amounts for the 2010 period at the applicable average exchange rates that were used to translate our 2011 results. In addition, our fourth quarter total rebased OCF growth rates, as well as the fourth quarter rebased OCF growth rates for Central and Eastern Europe and Total UPC Broadband Division, reflect the impact of rebasing 2010 results for a revenue-based tax that was imposed in Hungary during the fourth quarter of 2010 with retroactive effect to the beginning of 2010 (the “Hungarian Tax”). Please see page 10 for supplemental information.

4    Please see page 14 for our operating cash flow definition and the required reconciliation.

5
Free Cash Flow (“FCF”) is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of our network lease in Belgium and our duct leases in Germany), with each item excluding any cash provided or used by our discontinued operations.  We also present Adjusted FCF, which adjusts FCF to include Old Unitymedia's FCF for the pre-acquisition Q1 2010 period and to eliminate the costs associated with Old Unitymedia's pre-acquisition debt and U.S. cash tax payments resulting from the gain on the J:COM divestiture, which tax payments occurred in the second, third and fourth quarters of 2010. Consistent with how we set our 2011 guidance target, we also add back the incremental FCF deficit associated with the VTR Wireless SA (“VTR Wireless”) mobile initiative to arrive at Adjusted FCF for the 2011 periods. Please see page 16 for more information on FCF and Adjusted FCF and the required reconciliations.

6	Calculated as a percentage of our two-way homes passed.

7
Liquidity refers to our consolidated cash and cash equivalents plus our aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

8
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For our adjusted ratios, the debt amount excludes the $1.2 billion loan that is backed by the shares we hold in Sumitomo Corporation and the OCF amount is adjusted to include a full quarter of KBW.

9	The $1.1 billion amount includes approximately $187 million of cash payments associated with the exchange of LGI's 4.5% convertible senior notes due 2016 during 2011.

10
References to western Europe, include our operations in Germany, the Netherlands, Switzerland, Austria and Ireland, as well as in Belgium, unless the text otherwise notes and/or specifically references our Western Europe reporting segment, which would include the aforementioned countries, except for Belgium.

11	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

12	HD and DVR refer to high definition and digital video recorder services, respectively.

13	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

14	Total debt includes capital lease obligations.

15
The $1.9 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

16
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2011	2010
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,651.2	$3,847.5
Restricted cash	86.1	5.3
Trade receivables, net	910.5	922.3
Deferred income taxes	345.2	300.1
Current assets of discontinued operation	275.6	—
Other current assets	506.5	357.5
Total current assets	3,775.1	5,432.7

Investments	975.2	1,073.6
Property and equipment, net	12,868.4	11,112.3
Goodwill	13,289.3	11,734.7
Intangible assets subject to amortization, net	2,812.5	2,095.5
Long-term assets of discontinued operation	770.1	—
Other assets, net	1,918.6	1,880.0

Total assets	$36,409.2	$33,328.8
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$645.7	$566.2
Deferred revenue and advance payments from subscribers and others	847.6	869.8
Current portion of debt and capital lease obligations	184.1	631.7
Derivative instruments	601.2	563.1
Accrued interest	295.4	221.2
Accrued programming	213.1	215.9
Current liabilities of discontinued operation	114.1	—
Other accrued and current liabilities	1,268.6	1,222.0
Total current liabilities	4,169.8	4,289.9

Long-term debt and capital lease obligations	24,573.8	21,830.9
Long-term liabilities of discontinued operation	746.5	—
Other long-term liabilities	3,987.7	3,750.3
Total liabilities	33,477.8	29,871.1

Commitments and contingencies

Equity:
Total LGI stockholders	2,805.4	3,044.6
Noncontrolling interests	126.0	413.1
Total equity	2,931.4	3,457.7

Total liabilities and equity	$36,409.2	$33,328.8

Liberty Global, Inc.
Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	in millions, except per share amounts

Revenue	$2,404.5	$2,248.6	$9,510.8	$8,364.2

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	868.4	826.0	3,379.4	3,010.5
Selling, general and administrative (including stock-based compensation)	462.3	442.5	1,780.4	1,583.0
Depreciation and amortization	618.7	577.1	2,457.0	2,251.5
Impairment, restructuring and other operating charges, net	46.9	15.9	75.6	125.6
	1,996.3	1,861.5	7,692.4	6,970.6
Operating income	408.2	387.1	1,818.4	1,393.6

Non-operating income (expense):
Interest expense	(368.5)	(337.6)	(1,455.2)	(1,283.6)
Interest and dividend income	10.8	7.6	73.2	36.2
Realized and unrealized gains (losses) on derivative instruments, net	43.6	(175.7)	(60.4)	(1,152.3)
Foreign currency transaction losses, net	(374.6)	(69.7)	(572.6)	(237.1)
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	50.8	21.1	(155.1)	127.8
Gains (losses) on debt modification, extinguishment and conversion, net	0.3	(4.8)	(218.4)	(29.8)
Other income (expense), net	0.3	(3.5)	(5.7)	(5.4)
	(637.3)	(562.6)	(2,394.2)	(2,544.2)
Loss from continuing operations before income taxes	(229.1)	(175.5)	(575.8)	(1,150.6)
Income tax benefit (expense)	(209.1)	228.1	(231.7)	196.9
Earnings (loss) from continuing operations	(438.2)	52.6	(807.5)	(953.7)

Discontinued operations:
Earnings from discontinued operations, net of taxes	17.9	45.8	136.5	126.9
Gain on disposal of discontinued operations, net of taxes	—	18.2	—	1,390.8
	17.9	64.0	136.5	1,517.7
Net earnings (loss)	(420.3)	116.6	(671.0)	564.0
Net earnings attributable to noncontrolling interests	(14.7)	(59.1)	(101.7)	(175.8)
Net earnings (loss) attributable to LGI stockholders	$(435.0)	$57.5	$(772.7)	$388.2

Diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$(1.61)	$0.05	$(3.21)	$(4.11)
Discontinued operations	0.03	0.17	0.28	5.65
	$(1.58)	$0.22	$(2.93)	$1.54

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2011	2010
Cash flows from operating activities:	in millions
Net earnings (loss)	$(671.0)	$564.0
Earnings from discontinued operations	(136.5)	(1,517.7)
Loss from continuing operations	(807.5)	(953.7)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	3,370.2	2,961.4
Net cash provided by operating activities of discontinued operations	173.6	321.5
Net cash provided by operating activities	2,736.3	2,329.2

Cash flows from investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(1,980.5)	(2,636.3)
Capital expenditures	(1,927.0)	(1,690.5)
Increase in KBW Escrow Account	(1,650.0)	—
Decrease in KBW Escrow Account	1,522.5	—
Proceeds received upon disposition of discontinued operations, net	—	3,163.8
Other investing activities, net	6.3	(32.3)
Net cash provided (used) by investing activities of discontinued operations	18.4	(178.6)
Net cash used by investing activities	(4,010.3)	(1,373.9)

Cash flows from financing activities:
Borrowings of debt	5,622.8	3,208.1
Repayments and repurchases of debt and capital lease obligations	(4,520.5)	(5,744.9)
Repurchase of LGI common stock	(912.6)	(884.9)
Distributions by subsidiaries to noncontrolling interest owners	(417.1)	(196.9)
Payment of financing costs, debt premiums and exchange offer consideration	(254.3)	(94.1)
Payment of net settled employee withholding taxes on stock incentive awards	(117.5)	(49.0)
Net cash paid related to derivative instruments	(80.4)	(113.5)
Change in cash collateral	(64.6)	3,557.8
Excess tax benefits from stock-based compensation	37.7	44.7
Other financing activities, net	61.3	84.9
Net cash used by financing activities of discontinued operations	(102.5)	(81.0)
Net cash used by financing activities	(747.7)	(268.8)

Effect of exchange rate changes on cash:
Continuing operations	30.0	(135.4)
Discontinued operations	4.3	26.8
Total	34.3	(108.6)

Net increase (decrease) in cash and cash equivalents:
Continuing operations	(2,081.2)	489.2
Discontinued operations	93.8	88.7
Net increase (decrease) in cash and cash equivalents	(1,987.4)	577.9

Cash and cash equivalents:
Beginning of year	3,847.5	3,269.6
End of year	1,860.1	3,847.5
Less cash and cash equivalents of discontinued operations at end of year	(208.9)	—
Cash and cash equivalents of continuing operations at end of year	$1,651.2	$3,847.5

Cash paid for interest:
Continuing operations	$1,329.2	$1,122.6
Discontinued operations	54.2	42.0
Total	$1,383.4	$1,164.6

Net cash paid for taxes:
Continuing operations	$54.9	$267.1
Discontinued operations	—	6.4
Total	$54.9	$273.5

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months and year ended December 31, 2011, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide business-to-business services. At December 31, 2011, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Germany segment includes Unitymedia and KBW. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The UPC Broadband Division’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the UPC Broadband Division. Telenet provides broadband communications operations in Belgium. In Chile, the VTR Group includes VTR, which provides broadband communications services, and VTR Wireless, which is undertaking the launch of mobile services through a combination of its own wireless network and certain third-party wireless access arrangements. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.
As further described in note 17 to the consolidated financial statements included in our most recently filed Form 10-K, segment information for all periods presented has been restated to reflect certain reporting changes and to present Unitymedia’s arena segment and Austar as discontinued operations.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in our rebased amounts for the three months and year ended December 31, 2010 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2011 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2010 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2011. In addition, we have increased our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Broadband Division, for the three months ended December 31, 2010 to rebase for the Hungarian Tax, a revenue-based tax that was imposed during the fourth quarter of 2010. The implementation of the Hungarian Tax required a year-to-date retroactive adjustment, resulting in total expense recognized for this tax in the fourth quarter of 2010 of HUF 3,545 million ($17.4 million). The fourth quarter of 2010 OCF adjustment was computed as if the Hungarian Tax had been imposed at the beginning of 2010, and accrued throughout the year. As a result, our rebased OCF for the three months ended December 31, 2010 includes an increase related to the Hungarian Tax of HUF 2,428 million ($12.6 million) to reverse the portion of the expense that relates to the first three quarters of 2010. After this adjustment, the reduction in OCF in the fourth quarter of 2010 for the Hungarian Tax is HUF 1,117 million ($4.8 million). This compares to a reduction to OCF that is included in our actual results for the three months and year ended December 31, 2011 of HUF 872 million ($3.9 million) and HUF 3,334 million ($16.6 million), respectively.

The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months and year ended December 31, 2010 include KBW, Aster and two small entities in Europe for the three-month period, and KBW, Unitymedia, Aster and four small entities in Europe for the year period. We have reflected the revenue and OCF of these acquired entities in our 2010 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$391.9	$329.4	$62.5	19.0	8.8
The Netherlands	313.8	304.1	9.7	3.2	4.0
Switzerland	321.4	294.7	26.7	9.1	2.2
Other Western Europe	216.2	213.9	2.3	1.1	1.9
Total Western Europe	1,243.3	1,142.1	101.2	8.9	4.6
Central and Eastern Europe	285.3	260.1	25.2	9.7	0.6
Central and other	29.7	28.7	1.0	3.5	—
Total UPC Broadband Division	1,558.3	1,430.9	127.4	8.9	3.8
Telenet (Belgium)	487.6	452.2	35.4	7.8	8.7
VTR Group (Chile)	214.6	219.1	(4.5)	(2.1)	4.3
Corporate and other	164.1	165.8	(1.7)	(1.0)	—
Intersegment eliminations	(20.1)	(19.4)	(0.7)	(3.6)	—
Total	$2,404.5	$2,248.6	$155.9	6.9	4.7

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$1,450.0	$1,146.6	$303.4	26.5	8.4
The Netherlands	1,273.4	1,156.8	116.6	10.1	5.0
Switzerland	1,292.3	1,076.8	215.5	20.0	2.2
Other Western Europe	883.6	820.3	63.3	7.7	2.8
Total Western Europe	4,899.3	4,200.5	698.8	16.6	4.8
Central and Eastern Europe	1,122.5	1,001.5	121.0	12.1	1.2
Central and other	122.7	108.6	14.1	13.0	—
Total UPC Broadband Division	6,144.5	5,310.6	833.9	15.7	4.2
Telenet (Belgium)	1,918.5	1,727.2	191.3	11.1	5.7
VTR Group (Chile)	889.0	798.2	90.8	11.4	5.7
Corporate and other	645.2	608.6	36.6	6.0	—
Intersegment eliminations	(86.4)	(80.4)	(6.0)	(7.5)	—
Total	$9,510.8	$8,364.2	$1,146.6	13.7	4.5

Operating Cash Flow	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %[1]
	in millions, except % amounts
UPC Broadband Division:
Germany	$227.0	$188.0	$39.0	20.7	11.1
The Netherlands	185.3	179.4	5.9	3.3	4.1
Switzerland	180.2	162.2	18.0	11.1	4.2
Other Western Europe	99.4	101.1	(1.7)	(1.7)	(0.9)
Total Western Europe	691.9	630.7	61.2	9.7	5.6
Central and Eastern Europe	134.9	114.0	20.9	18.3	(3.2)
Central and other	(35.2)	(35.8)	0.6	1.7	—
Total UPC Broadband Division	791.6	708.9	82.7	11.7	4.2
Telenet (Belgium)	229.3	215.8	13.5	6.3	7.3
VTR Group (Chile)	80.7	88.9	(8.2)	(9.2)	(3.3)
Corporate and other	(2.1)	(7.2)	5.1	N.M.	—
Total	$1,099.5	$1,006.4	$93.1	9.3	4.8

Total (excluding VTR Wireless)[2]					5.6

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %[1]
	in millions, except % amounts
UPC Broadband Division:
Germany	$863.7	$659.8	$203.9	30.9	12.4
The Netherlands	755.3	673.9	81.4	12.1	6.8
Switzerland	727.8	593.9	133.9	22.5	4.3
Other Western Europe	412.8	377.5	35.3	9.4	4.3
Total Western Europe	2,759.6	2,305.1	454.5	19.7	7.4
Central and Eastern Europe	548.0	496.8	51.2	10.3	(0.3)
Central and other	(140.5)	(120.3)	(20.2)	(16.8)	—
Total UPC Broadband Division	3,167.1	2,681.6	485.5	18.1	5.9
Telenet (Belgium)	967.0	872.8	94.2	10.8	5.5
VTR Group (Chile)	341.2	327.7	13.5	4.1	(1.2)
Corporate and other	7.0	(0.4)	7.4	N.M.	—
Total	$4,482.3	$3,881.7	$600.6	15.5	5.4

Total (excluding VTR Wireless)[2]					6.0

N.M – Not Meaningful

_________________________

1
In addition to rebasing for currency exchange rates and acquisitions, we have also rebased our Q4 2010 OCF results for the Hungarian Tax that was imposed beginning in the fourth quarter of 2010. This impacts the line items of Central and Eastern Europe, Total UPC Broadband Division and Total. Please see page 10 for supplemental information.

2	Represents our consolidated rebased growth rate, excluding the incremental OCF deficit of VTR Wireless.

Quarterly Revenue and Operating Cash Flow for 2011
The following tables provide revenue and operating cash flow for the indicated 2011 periods. The amounts and rebase percentage presented for each of the first three quarters of 2011 and 2010 have been recasted to reflect Austar as a discontinued operation, but are otherwise consistent with the calculation that we originally presented in the applicable 2011 earnings release.

Revenue	Three months ended				Year ended
	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2011
	in millions
UPC Broadband Division:
Germany	$335.0	$360.4	$362.7	$391.9	$1,450.0
The Netherlands	310.2	327.7	321.7	313.8	1,273.4
Switzerland	299.7	326.9	344.3	321.4	1,292.3
Other Western Europe	216.6	227.7	223.1	216.2	883.6
Total Western Europe	1,161.5	1,242.7	1,251.8	1,243.3	4,899.3
Central and Eastern Europe	265.1	289.0	283.1	285.3	1,122.5
Central and other	30.1	31.5	31.4	29.7	122.7
Total UPC Broadband Division	1,456.7	1,563.2	1,566.3	1,558.3	6,144.5
Telenet (Belgium)	454.3	487.8	488.8	487.6	1,918.5
VTR Group (Chile)	214.1	228.6	231.7	214.6	889.0
Corporate and other	153.8	172.9	154.4	164.1	645.2
Intersegment eliminations	(21.0)	(22.9)	(22.4)	(20.1)	(86.4)
Total	$2,257.9	$2,429.6	$2,418.8	$2,404.5	$9,510.8

Total rebased growth	4.6%	4.5%	4.0%	4.7%	4.5%

Operating Cash Flow	Three months ended				Year ended
	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2011
	in millions
UPC Broadband Division:
Germany	$199.8	$222.1	$214.8	$227.0	$863.7
The Netherlands	180.7	194.0	195.3	185.3	755.3
Switzerland	166.7	182.1	198.8	180.2	727.8
Other Western Europe	99.6	106.4	107.4	99.4	412.8
Total Western Europe	646.8	704.6	716.3	691.9	2,759.6
Central and Eastern Europe	127.3	141.8	144.0	134.9	548.0
Central and other	(33.6)	(35.6)	(36.1)	(35.2)	(140.5)
Total UPC Broadband Division	740.5	810.8	824.2	791.6	3,167.1
Telenet (Belgium)	232.8	254.1	250.8	229.3	967.0
VTR Group (Chile)	84.4	86.9	89.2	80.7	341.2
Corporate and other	4.2	5.8	(0.9)	(2.1)	7.0
Total	$1,061.9	$1,157.6	$1,163.3	$1,099.5	$4,482.3

Total rebased growth	7.4%	7.8%	1.8%	4.8%	5.4%
Total rebased growth (excluding VTR Wireless)[3]	7.9%	8.4%	2.2%	5.6%	6.0%

_________________________

3	Represents our consolidated rebased growth rate, excluding the incremental OCF deficit of VTR Wireless.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	in millions
Total segment operating cash flow from continuing operations	$1,099.5	$1,006.4	$4,482.3	$3,881.7
Stock-based compensation expense	(25.7)	(26.3)	(131.3)	(111.0)
Depreciation and amortization	(618.7)	(577.1)	(2,457.0)	(2,251.5)
Impairment, restructuring and other operating charges, net	(46.9)	(15.9)	(75.6)	(125.6)
Operating income	$408.2	$387.1	$1,818.4	$1,393.6

	Three months ended				Year ended
	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2011
	in millions
Total segment operating cash flow from continuing operations	$1,061.9	$1,157.6	$1,163.3	$1,099.5	$4,482.3
Stock-based compensation expense	(33.9)	(38.9)	(32.8)	(25.7)	(131.3)
Depreciation and amortization	(589.0)	(620.0)	(629.3)	(618.7)	(2,457.0)
Impairment, restructuring and other operating charges, net	(6.1)	(4.5)	(18.1)	(46.9)	(75.6)
Operating income	$432.9	$494.2	$483.1	$408.2	$1,818.4

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table4 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2011:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt[5]	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$1,236.6	$—	$1,236.6	$909.8
UPC Holding (excluding VTR Group)	11,688.8	33.9	11,722.7	137.0
Unitymedia	3,600.6	633.7	4,234.3	26.0
Telenet	3,450.7	387.4	3,838.1	449.2
KBW	2,973.5	310.4	3,283.9	36.4
Chellomedia	247.8	—	247.8	21.9
Liberty Puerto Rico	162.5	—	162.5	9.7
VTR Group[6]	31.8	0.2	32.0	59.2
Other operating subsidiaries	—	—	—	2.0
Total LGI	$23,392.3	$1,365.6	$24,757.9	$1,651.2

Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods, with a reconciliation to our capital expenditures, as presented in our consolidated statements of cash flows.

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	in millions
Customer premises equipment	$180.6	$186.9	$720.5	$659.7
Scalable infrastructure	169.2	112.3	441.1	331.5
Line extensions	67.4	53.6	258.0	173.5
Upgrade/rebuild	99.5	100.4	322.9	308.5
Support capital	150.3	99.3	375.3	277.0
Other including Chellomedia	7.1	8.6	13.8	15.5
Property and equipment additions	674.1	561.1	2,131.6	1,765.7
Assets acquired under capital-related vendor financing arrangements[7]	(42.7)	—	(101.4)	—
Assets acquired under capital leases[7]	(11.5)	(6.9)	(38.2)	(35.2)
Changes in current liabilities related to capital expenditures	(108.6)	(78.5)	(65.0)	(40.0)
Total capital expenditures	$511.3	$475.7	$1,927.0	$1,690.5

Capital expenditures as % of revenue	21.3%	21.2%	20.3%	20.2%
Capital expenditures as % of revenue (excluding VTR Wireless) [8]	20.0%	20.8%	19.5%	20.1%

_______________________

4	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

5	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

6	Of these amounts, VTR Wireless accounts for $32 million each of the debt and cash of VTR Group.

7
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the principal is repaid.

8	VTR Wireless accounted for $31 million and $69 million of our capital expenditures for the three months and year ended December 31, 2011, respectively.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of our network lease in Belgium and our duct leases in Germany), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts associated with the Unitymedia acquisition and the divestiture of our J:COM interest in 2010, specifically the costs associated with Old Unitymedia’s pre-acquisition debt and U.S. cash tax payments resulting from the gain on the J:COM divestiture, which tax payments occurred in the second, third and fourth quarters of 2010. Consistent with how we set our 2011 guidance target, we also add back the incremental FCF deficit associated with the VTR Wireless mobile initiative to arrive at Adjusted FCF for the 2011 period. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. In addition, we believe that Adjusted FCF is meaningful because it provides investors with a better baseline for comparing our ongoing FCF and Adjusted FCF profile. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table provides the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	in millions
Net cash provided by operating activities of continuing operations	$837.6	$702.4	$2,562.7	$2,007.7
Excess tax benefits from stock-based compensation[9]	4.4	(4.2)	37.7	44.7
Cash payments for direct acquisition costs[10]	2.6	1.5	19.6	54.3
Capital expenditures	(511.3)	(475.7)	(1,927.0)	(1,690.5)
Principal payments on vendor financing obligations	(6.6)	—	(10.0)	—
Principal payments on certain capital leases	(3.2)	(1.8)	(11.4)	(8.9)
FCF	$323.5	$222.2	$671.6	$407.3

FCF year-over-year growth (%)	45.6%	—	64.9%	—

FCF	$323.5	$222.2	$671.6	$407.3
Old Unitymedia’s FCF adjustment for pre-acquisition Q1 2010 period[11]	—	—	—	(42.0)
Post-acquisition payments associated with Old Unitymedia’s capital structure[12]	—	13.2	12.9	64.9
FCF deficit of VTR Wireless	44.1	—	106.5	—
Tax payments on J:COM disposal	—	44.9	—	228.0
Adjusted FCF	$367.6	$280.3	$791.0	$658.2

Adjusted FCF year-over-year growth (%)	31.1%	—	20.2%	—

 _______________________

9
Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease in cash flows from operating activities in our condensed consolidated cash flow statement.

10	Represents costs paid during the period to third parties directly related to acquisitions.

11	Represents the estimated FCF of Old Unitymedia (exclusive of interest and derivative payments associated with Old Unitymedia's pre-acquisition debt) during the pre-acquisition Q1 2010 period.

12
Represents interest and derivative payments on Old Unitymedia's pre-acquisition debt during the post-acquisition period. These latter payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement. Old Unitymedia's pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia acquisition.

Free Cash Flow and Adjusted Free Cash Flow for 2011

The following table shows revised FCF and Adjusted FCF amounts for the indicated 2011 periods after giving effect to the reclassification of Austar to discontinued operations and our new FCF definition:

	Three months ended				Year ended
	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2011
	in millions
Net cash provided by operating activities of continuing operations	694.4	$591.5	$439.2	$837.6	$2,562.7
Excess tax benefits from stock-based compensation	20.2	2.9	10.2	4.4	37.7
Cash payments for direct acquisition costs	3.8	5.6	7.6	2.6	19.6
Capital expenditures	(489.6)	(477.3)	(448.8)	(511.3)	(1,927.0)
Principal payments on vendor financing obligations	—	(0.8)	(2.6)	(6.6)	(10.0)
Principal payments on certain capital leases	(2.5)	(2.4)	(3.3)	(3.2)	(11.4)
FCF	226.3	$119.5	$2.3	$323.5	$671.6

FCF	$226.3	$119.5	$2.3	$323.5	$671.6
Post-acquisition payments associated with Old Unitymedia’s capital structure[12]	6.4	6.5	—	—	12.9
FCF deficit of VTR Wireless	9.8	23.9	28.7	44.1	106.5
Adjusted FCF	$242.5	$149.9	$31.0	$367.6	$791.0

KBW Musketeer Financial Review[13]	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	in millions
Revenue	€156.4	€141.9	€600.2	€543.2
Operating cash flow	€91.7	€80.9	€356.4	€313.3
Capital expenditures	€31.3	€38.4	€121.6	€125.1

KBW Musketeer OCF Reconciliation

Operating cash flow is not a GAAP measure. For additional discussion and the definition of OCF, please see page 14. The following table provides a reconciliation of KBW’s Musketeer’s OCF to operating income:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	in millions
Total operating cash flow	€91.7	€80.9	€356.4	€313.3
Depreciation and amortization[14]	(41.0)	(32.0)	(142.4)	(125.6)
Impairment and other operating charges	(4.1)	(0.1)	(3.4)	(9.6)
Operating income	€46.6	€48.8	€210.6	€178.1
 _______________________

13
The information contained within the table represents operating information for KBW Musketeer and its predecessor and subsidiaries. In accordance with the indenture and agreements governing its debt instruments, KBW Musketeer prepares its consolidated financial statements in accordance with International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”). The financial information presented above is derived from unaudited condensed consolidated financial statement information that was converted to GAAP by making adjustments to KBW Musketeer's EU-IFRS consolidated financial statements. As we did not own or operate KBW Musketeer for periods prior to December 15, 2011, no assurance can be given that we have identified all adjustments necessary to present the pre-acquisition revenue, OCF and capital expenditures of KBW Musketeer in accordance with GAAP. The financial information presented above is not complete in that it does not include all of the information that would be required by EU-IFRS to be included in a complete set of financial statements. There are significant differences between EU-IFRS and GAAP. Direct acquisition costs incurred by the acquiring LGI subsidiary are not included in the reconciliation above.

14
Depreciation and amortization for the three months and year ended December 31, 2011 includes amounts calculated based on (i) KBW Musketeer's historical cost basis for the applicable 2011 period through December 15, 2011 (the predecessor period) and (ii) LGI's allocated cost basis arising from the consideration paid to acquire KBW Musketeer for the period from December 15, 2011 through December 31, 2011 (the successor period). Although the combining of predecessor and successor amounts is not in accordance with GAAP, we have presented these amounts on a combined basis to assist the reader in making comparisons between the periods. The amounts presented for depreciation and amortization for the three months and year ended December 31, 2010 are calculated based on KBW Musketeer's historical cost basis.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2011, September 30, 2011, and December 31, 2010:

	December 31, 2011	September 30, 2011	December 31, 2010	Q4’11 / Q3’11 (% Change)	Q4’11 / Q4’10 (% Change)
Total RGUs
Total Video RGUs	18,405,500	16,162,400	15,991,500	13.9%	15.1%
Total Broadband Internet RGUs	8,159,300	7,162,300	6,407,600	13.9%	27.3%
Total Telephony RGUs	6,225,300	5,193,700	4,610,100	19.9%	35.0%
LGI Consolidated	32,790,100	28,518,400	27,009,200	15.0%	21.4%

Total Customers
Total Single-Play Customers	11,455,800	10,117,700	10,494,000	13.2%	9.2%
Total Double-Play Customers	2,913,100	2,781,500	2,640,500	4.7%	10.3%
Total Triple-Play Customers	5,169,300	4,279,300	3,744,300	20.8%	38.1%
LGI Consolidated	19,538,200	17,178,500	16,878,800	13.7%	15.8%

% Double-Play Customers
UPC Broadband	12.6%	13.9%	13.3%	(9.4%)	(5.3%)
Telenet	28.2%	27.6%	26.5%	2.2%	6.4%
VTR	21.2%	21.5%	21.9%	(1.4%)	(3.2%)
LGI Consolidated	14.9%	16.2%	15.6%	(8.0%)	(4.5%)

% Triple-Play Customers
UPC Broadband	23.9%	21.7%	18.9%	10.1%	26.5%
Telenet	35.6%	34.7%	31.6%	2.6%	12.7%
VTR	45.2%	44.9%	42.8%	0.7%	5.6%
LGI Consolidated	26.5%	24.9%	22.2%	6.4%	19.4%

RGUs per Customer Relationship
UPC Broadband	160.0%	157.0%	151.0%	1.9%	6.0%
Telenet	199.0%	197.0%	190.0%	1.0%	4.7%
VTR	212.0%	211.0%	208.0%	0.5%	1.9%
LGI Consolidated	168.0%	166.0%	160.0%	1.2%	5.0%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship15 for the indicated periods:

	Three months ended December 31,			FX Neutral
	2011	2010	% Change	% Change[16]
UPC Broadband	€23.77	€22.94	3.6%	3.3%
Telenet	€44.51	€40.51	9.9%	9.9%
VTR	CLP 30,572	CLP 29,872	2.3%	2.3%
LGI Consolidated	$37.54	$36.62	2.5%	3.7%

_______________________

15
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and LGI Consolidated are not adjusted for currency impacts.

16
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the fourth quarter of 2011. Chellomedia Programming is a component of our Chellomedia business. Our overall Chellomedia business generated revenue of approximately €93 million in Q4 2011 and €360 million in 2011.

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
UPC Holding:	in millions
Revenue	€1,024.4	€972.2	€4,013.3	€3,739.9
OCF	€490.4	€452.6	€1,930.8	€1,775.5

Chellomedia Programming:
Revenue	€85.2	€90.0	€326.0	€321.2
OCF	€15.5	€12.9	€63.4	€62.0

	Debt, Cash and Leverage at December 31, 2011[17]
	Total Debt[18]	Cash	Sr. Leverage	Total Leverage
	in millions
UPC Holding	€9,045.4	€126.5	3.83x	4.63x
Chellomedia Programming	€191.2	€16.6	2.93x	2.93x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. For additional discussion of OCF, please see page 14. The following tables provide the reconciliations of OCF to operating income:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
UPC Holding	in millions
Total segment operating cash flow	€490.4	€452.6	€1,930.8	€1,775.5
Stock-based compensation expense	(3.6)	(2.7)	(13.5)	(17.3)
Related-party fees and allocations, net	(6.8)	(9.0)	(5.9)	(18.1)
Depreciation and amortization	(247.3)	(236.0)	(970.2)	(974.0)
Impairment, restructuring and other operating charges, net	(12.5)	(6.0)	(26.8)	(16.0)
Operating income	€220.2	€198.9	€914.4	€750.1

Chellomedia Programming
Total segment operating cash flow	€15.5	€12.9	€63.4	€62.0
Stock-based compensation expense	(0.4)	(0.3)	(1.4)	(1.1)
Related-party management fees	(4.0)	(2.2)	(10.9)	(10.1)
Depreciation and amortization	(5.7)	(6.3)	(23.8)	(24.1)
Impairment, restructuring and other operating charges	(12.5)	(3.6)	(12.7)	(26.7)
Operating income (loss)	€(7.1)	€0.5	€14.6	€—

_______________________

17
In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on December 31, 2011 results, and are subject to completion of our fourth quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

18	Total debt includes capital lease obligations. Debt for UPC Holding and Chellomedia Programming reflects third-party debt only.

	Consolidated Operating Data – December 31, 2011
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Broadband Division:
Germany	12,445,300	12,034,500	6,932,300	10,383,600	4,768,600	1,983,800	—	—	6,752,400	12,034,500	1,799,500	12,034,500	1,831,700
The Netherlands(13)	2,797,900	2,784,200	1,819,600	3,605,500	808,000	1,010,200	—	—	1,818,200	2,795,600	943,700	2,793,700	843,600
Switzerland(13)	2,084,500	1,776,800	1,526,800	2,403,800	917,400	570,000	—	—	1,487,400	2,254,400	553,200	2,254,400	363,200
Austria	1,180,300	1,180,300	681,100	1,304,400	208,800	302,100	—	—	510,900	1,180,300	444,700	1,180,300	348,800
Ireland	868,200	709,000	533,000	886,400	82,400	331,400	—	55,000	468,800	709,000	255,400	674,600	162,200
Total Western Europe	19,376,200	18,484,800	11,492,800	18,583,700	6,785,200	4,197,500	—	55,000	11,037,700	18,973,800	3,996,500	18,937,500	3,549,500
Hungary	1,417,000	1,402,400	965,600	1,566,500	323,100	290,300	219,300	—	832,700	1,402,400	427,800	1,404,900	306,000
Romania	2,072,400	1,650,400	1,142,600	1,608,100	508,200	351,700	282,800	—	1,142,700	1,650,400	281,300	1,588,600	184,100
Poland	2,620,100	2,476,900	1,497,000	2,494,400	727,300	626,100	—	—	1,353,400	2,476,900	775,800	2,464,700	365,200
Czech Republic	1,334,900	1,226,600	741,400	1,212,000	81,800	421,600	81,400	—	584,800	1,226,600	432,300	1,223,900	194,900
Slovakia	486,400	455,300	276,900	395,700	102,400	109,400	46,700	800	259,300	421,400	87,500	421,400	48,900
Total Central & Eastern Europe	7,930,800	7,211,600	4,623,500	7,276,700	1,742,800	1,799,100	630,200	800	4,172,900	7,177,700	2,004,700	7,103,500	1,099,100
Total UPC Broadband Division	27,307,000	25,696,400	16,116,300	25,860,400	8,528,000	5,996,600	630,200	55,800	15,210,600	26,151,500	6,001,200	26,041,000	4,648,600

Telenet (Belgium)	2,843,800	2,843,800	2,198,500	4,384,200	789,000	1,409,500	—	—	2,198,500	2,843,800	1,305,600	2,843,800	880,100

The Americas:
VTR (Chile)	2,758,300	2,129,800	1,101,800	2,330,800	214,600	702,700	—	—	917,300	2,129,800	766,300	2,119,900	647,200
Puerto Rico	353,000	353,000	121,600	214,700	—	79,100	—	—	79,100	353,000	86,200	353,000	49,400
Total The Americas	3,111,300	2,482,800	1,223,400	2,545,500	214,600	781,800	—	—	996,400	2,482,800	852,500	2,472,900	696,600

Total (continuing operations)	33,262,100	31,023,000	19,538,200	32,790,100	9,531,600	8,187,900	630,200	55,800	18,405,500	31,478,100	8,159,300	31,357,700	6,225,300

	Subscriber Variance Table – December 31, 2011 vs. September 30, 2011
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Broadband Division:
Germany	3,738,900	3,780,300	2,375,200	3,996,500	1,995,800	295,100	—	—	2,290,900	3,780,300	835,300	3,780,300	870,300
The Netherlands	5,900	43,800	(19,600)	53,600	(55,500)	36,600	—	—	(18,900)	44,400	34,900	43,900	37,600
Switzerland	7,000	15,500	(23,300)	2,300	(64,700)	35,500	—	—	(29,200)	41,600	17,800	41,800	13,700
Austria	3,300	3,300	(200)	11,800	(14,900)	13,800	—	—	(1,100)	3,300	5,800	3,300	7,100
Ireland	(900)	8,400	2,000	27,900	(5,600)	3,300	—	(2,200)	(4,500)	8,400	14,000	11,400	18,400
Total Western Europe	3,754,200	3,851,300	2,334,100	4,092,100	1,855,100	384,300	—	(2,200)	2,237,200	3,878,000	907,800	3,880,700	947,100
Hungary	4,000	4,000	8,200	15,200	(8,600)	2,800	12,100	—	6,300	4,000	3,900	4,000	5,000
Romania	1,000	3,300	20,400	52,300	(29,900)	23,100	27,300	—	20,500	3,300	14,900	3,300	16,900
Poland	11,800	21,600	3,100	48,700	(47,500)	41,500	—	—	(6,000)	21,600	25,600	21,800	29,100
Czech Republic	2,900	2,900	4,900	18,300	(5,300)	6,900	1,800	—	3,400	2,900	9,000	3,000	5,900
Slovakia	1,500	1,400	2,600	11,900	(8,900)	6,900	2,800	(100)	700	2,300	5,400	5,200	5,800
Total Central & Eastern Europe	21,200	33,200	39,200	146,400	(100,200)	81,200	44,000	(100)	24,900	34,100	58,800	37,300	62,700
Total UPC Broadband Division	3,775,400	3,884,500	2,373,300	4,238,500	1,754,900	465,500	44,000	(2,300)	2,262,100	3,912,100	966,600	3,918,000	1,009,800

Telenet (Belgium)	6,200	6,200	(15,600)	24,000	(64,300)	48,700	—	—	(15,600)	6,200	23,500	6,200	16,100

The Americas:
VTR (Chile)	16,400	22,200	2,200	8,700	(15,800)	13,200	—	—	(2,600)	22,200	6,000	22,400	5,300
Puerto Rico	—	—	(200)	500	—	(800)	—	—	(800)	—	900	—	400
Total The Americas	16,400	22,200	2,000	9,200	(15,800)	12,400	—	—	(3,400)	22,200	6,900	22,400	5,700

Total Continuing Operations	3,798,000	3,912,900	2,359,700	4,271,700	1,674,800	526,600	44,000	(2,300)	2,243,100	3,940,500	997,000	3,946,600	1,031,600

ORGANIC CHANGE SUMMARY:
UPC Broadband Division (excluding Germany)	40,500	101,600	(8,700)	231,400	(240,900)	170,400	44,000	(2,300)	(28,800)	129,200	124,800	137,300	135,400
Germany	11,600	94,400	(18,900)	115,100	(81,700)	50,100	—	—	(31,600)	94,400	73,900	94,400	72,800
Total UPC Broadband Division	52,100	196,000	(27,600)	346,500	(322,600)	220,500	44,000	(2,300)	(60,400)	223,600	198,700	231,700	208,200
Telenet (Belgium)	6,200	6,200	(15,600)	24,000	(64,300)	48,700	—	—	(15,600)	6,200	23,500	6,200	16,100
The Americas	16,400	22,200	2,000	9,200	(15,800)	12,400	—	—	(3,400)	22,200	6,900	22,400	5,700
Total Organic Change	74,700	224,400	(41,200)	379,700	(402,700)	281,600	44,000	(2,300)	(79,400)	252,000	229,100	260,300	230,000

ADJUSTMENTS:
Q4 2011 Acquisition – KBW (Germany)	3,769,600	3,728,200	2,394,100	3,881,400	2,077,500	245,000	—	—	2,322,500	3,728,200	761,400	3,728,200	797,500
Q4 2011 Germany adjustment	(42,300)	(42,300)	—	—	—	—	—	—	—	(42,300)	—	(42,300)	—
Q4 2011 Ireland adjustments	(2,200)	2,200	—	—	—	—	—	—	—	2,200	—	—	—
Q4 2011 Switzerland adjustment	—	—	6,800	10,600	—	—	—	—	—	—	6,500	—	4,100
Q4 2011 Poland adjustment	(1,800)	400	—	—	—	—	—	—	—	400	—	400	—
Net Adjustments	3,723,300	3,688,500	2,400,900	3,892,000	2,077,500	245,000	—	—	2,322,500	3,688,500	767,900	3,686,300	801,600

Net Adds (Reductions) from Continuing Operations	3,798,000	3,912,900	2,359,700	4,271,700	1,674,800	526,600	44,000	(2,300)	2,243,100	3,940,500	997,000	3,946,600	1,031,600

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Switzerland’s and the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In light of the fact that our digital free-to-air television channels are not encrypted in certain portions of our German footprint, the Analog Cable Subscriber count reported for Germany also includes subscribers who may use a purchased set-top box or other non-verifiable means to receive our unencrypted basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (Basic Digital Cable Subscriber). In Europe, we have approximately 445,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Basic Digital Cable Subscribers in Germany (see note 5 above) are not included in the Digital Cable Subscriber count reported for Germany. Subscribers in Switzerland and Belgium who use purchased set-top boxes or other means to receive our basic digital cable service, but do not pay a recurring monthly service fee in addition to the basic analog service fee, are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At December 31, 2011, we included 224,200 and 63,600 of these subscribers in the Digital Cable Subscribers reported for Belgium and Switzerland, respectively. In the case of Switzerland, we estimate the number of such subscribers. Subscribers to digital cable services provided by our Switzerland operations over partner networks receive analog cable services from the partner networks as opposed to our Switzerland operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 70,200 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Germany, we offer a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 6,000 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128Kbps wholesale internet service.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,700 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At December 31, 2011, Switzerland’s partner networks account for 118,500 Customer Relationships, 203,500 RGUs, 80,200 Digital Cable Subscribers, 477,600 Internet and Telephony Homes Serviceable, 72,700 Internet Subscribers, and 50,600 Telephony Subscribers. In addition, partner networks account for 491,800 of Switzerland’s digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2011 subscriber table.

Additional General Notes to Tables:

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business (B2B) basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, Belgium, the Netherlands, Austria, Hungary, Ireland, Romania, the Czech Republic and Poland. We generally do not count customers of B2B services as customers or RGUs for external reporting purposes. In this regard, the RGUs presented in our December 31, 2011 subscriber table exclude 141,800 small office and home office (SOHO) subscribers to B2B internet (71,700), telephony (49,100) and digital cable (21,000) services provided by our UPC Broadband Division. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.